EXHIBIT 8.1 AND 23.4

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Re:	Agreement and Plan of Merger dated November 30, 2021

To the addressees set forth above:

We have acted as special tax counsel to Voltus, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of November 30, 2021 (the “Merger Agreement”), by and among Broadscale Acquisition Corp., a Delaware corporation (“Acquiror”), Velocity Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company. This opinion is being delivered in connection with the Registration Statement on Form S-4 initially filed on January 21, 2022 (as amended and supplemented through the date hereof, the “Registration Statement”) of Acquiror, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Merger Agreement (including any Exhibits thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of Acquiror and Merger Sub and of the Company, each dated as of the date hereof and delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

July 13, 2022

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein that are qualified by phrases such as “to the knowledge of,” “it is expected that” or any other similar qualifications are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time, in each case, without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement (and any agreement between Acquiror and the Company ancillary thereto) and the Registration Statement.

Under the terms of the Merger Agreement, holders of Company Capital Stock are eligible to receive Earnout Shares based on the occurrence of certain contingencies at any time during the seven (7) years following the Closing Date. In Revenue Procedure 84-42, the IRS issued guidance setting forth the conditions under which it will issue rulings that stock received in connection with contingent stock arrangements as part of a reorganization may be received on a tax-deferred basis. The contingent stock arrangements contemplated in connection with the Earnout Shares meet the conditions set forth in Revenue Procedure 84-42, with one exception – the condition that all stock in the transaction be issued within 5 years from the date of the transfer of assets in connection with the applicable reorganization. However, Revenue Procedure 84-42 does not purport to establish legal requirements for contingent stock arrangements to qualify for tax-deferred treatment, and available case law supports the position that the Earnout Shares should be eligible to be received on a tax-deferred basis in connection with the Merger. For example, in Carlberg v. United States, 281 F.2d 507 (8th Cir. 1960), the Eighth Circuit Court of Appeals ruled in favor of the taxpayer in connection with a contingent stock arrangement that had a term of 10 years. In Hamrick v. Commissioner, 43 T.C. 21 (Tax Court 1964), the court ruled in favor of the taxpayer in a contingent stock arrangement with a term of 7 years. See also Letter Ruling 9024006 (ruling favorably on escrow arrangement with a 10-year escrow term).

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

July 13, 2022

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative regulations, and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Voltus Capital Stock.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP